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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

TOWER SEMICONDUCTOR LTD.

(Exact name of registrant as specified in its charter)

Israel	N/A

(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Ramat Gavriel Industrial Park, P.O. Box 619, Migdal Haemek, Israel	23105

(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

	Title of each class	Name of each exchange on which
	to be so registered	each class is to be registered

None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☑

Securities Act registration statement file number to which this form relates: 333-128058 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Warrants

(Title of class)

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

          On September 19, 2008, a wholly-owned subsidiary of Tower Semiconductor Ltd. (“Tower”) was merged with and into Jazz Technologies, Inc. (“Jazz”) pursuant to the Agreement and Plan of Merger and Reorganization, dated as of May 19, 2008, among Tower, its subsidiary and Jazz. Pursuant to the merger agreement, each share of common stock of Jazz issued and outstanding was converted into the right to receive 1.8 Tower ordinary shares. As a result of the merger, each outstanding Jazz warrant was assumed by Tower and entitles the registered holder to purchase 1.8 Tower ordinary shares at an exercise price of $2.78 per Tower ordinary share, subject to adjustment in certain events as described below. The securities to be registered hereby are the warrants of Jazz that were assumed by Tower.

The warrants will expire on March 15, 2011 at 5:00 p.m., New York City time. Tower may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant at any time after the warrants become exercisable;

•	upon not less than 30 days prior written notice of redemption to each warrant holder; and

•

if, and only if, the reported last sale price of the Tower ordinary shares equals or exceeds $4.72 per share, for any 20 trading days within a 30 trading day period ending on the third business day before we send the notice of redemption to warrant holders.

          Jazz established the last criterion to provide warrant holders with a premium to the initial warrant exercise price, as well as a degree of liquidity to cushion the market reaction, if any, to a redemption call. If the foregoing conditions are satisfied and we call the warrants for redemption, each warrant holder will then be entitled to exercise his or her warrant prior to the date scheduled for redemption. However, there can be no assurance that the price of the Tower ordinary shares will exceed $4.72 or the warrant exercise price after the redemption call is made.

          Upon a redemption, certain warrantholders will have the right to exercise certain warrants held by them on a cashless basis.

          The right to exercise the warrants will be forfeited unless they are exercised before the date specified in the notice of redemption. From and after the redemption date, the record holder of a warrant will have no further rights except to receive, upon surrender of the warrants, the redemption price.

          The warrants were issued in registered form under a warrant agreement dated as of March 15, 2006, among Jazz and Continental Stock Transfer & Trust Company, as warrant agent, as clarified by the warrant clarification agreement dated as of November 9, 2006, and are also subject to an assumption agreement dated as of September 19, 2008, among Jazz, Tower and the warrant agent. You should review a copy of these documents, which are exhibits to this registration statement, for a complete description of the terms and conditions applicable to the warrants.

          The exercise price and number of Tower ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation involving Tower. However, the warrants will not be adjusted for issuances of Tower ordinary shares at a price below their respective exercise prices.

          The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to Tower, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Tower ordinary shares and any voting rights until they exercise their warrants and receive Tower ordinary shares. After the issuance of Tower ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each Tower ordinary share held of record on all matters to be voted on by Tower shareholders.

          No warrants will be exercisable unless at the time of exercise a prospectus relating to the Tower ordinary shares issuable upon exercise of the warrants is current and the Tower ordinary shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, Jazz has agreed to meet these conditions and use its best efforts to maintain a current prospectus relating to the shares issuable upon exercise of the warrants until the expiration of the warrants. However, Tower cannot make assurances that a current prospectus will be continuously maintained during this period. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the Tower ordinary shares issuable upon the exercise of the warrants is not current or if the Tower ordinary shares are not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

          No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, Tower will, upon exercise, round up to the nearest whole number the number of Tower ordinary shares to be issued to the warrant holder.

Item 2. Exhibits

No.	Description

3.1

Articles of Association of the Registrant, approved by shareholders on November 14, 2000, as amended (incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form F-1, File No. 333-126909).

3.2	Amendment to Articles of Association of the Registrant (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-8 No. 333-117565).

3.3

Amendment to the Articles of Association of the Registrant (approved by shareholders on September 28, 2006) (incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-8, File No. 333-138837).

3.4

Amendment to the Articles of Association of the Registrant (approved by shareholders on September 24, 2008) (incorporated by reference to Exhibit 3.4 of the Registrant’s Registration Statement on Form S-8, File No. 333-153710).

4.1	Specimen Jazz Warrant Certificate.*

4.2

Form of Warrant Agreement between Continental Stock Transfer & Trust Company and Jazz (Incorporated by reference to Exhibit 4.4 to Jazz’s Registration Statement on Form S-1 (Registration No. 333-128058)).

4.3

Warrant Clarification Agreement dated as of November 9, 2006 between Jazz and Continental Stock Transfer & Trust Company (Incorporated by reference to Exhibit 4.6 to Jazz’s Quarterly Report on Form 10-Q filed on November 14, 2006).

4.4	Assumption Agreement dated as of September 19, 2008, by and among Jazz, the Registrant and Continental Stock Transfer & Trust Company.*

*Filed with this Form 8-A.

SIGNATURE

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

(Registrant) Tower Semiconductor Ltd.
______________________________________________________________________________

Date October 2, 2008
______________________________________________________________________________

By	/s/ Oren Shirazi

Oren Shirazi
VP and Finance CFO